EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD SECOND QUARTER EARNINGS

Second Quarter 2013 Highlights

•	Net income of $0.93 per share
•	Adjusted net income per share of $0.63
•	Net sales increased 7.1 percent
•	Continued growth in food can volume

STAMFORD, CT, July 24, 2013 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported second quarter 2013 net income of $59.5 million, or $0.93 per diluted share, as compared to second quarter 2012 net income of $10.6 million, or $0.15 per diluted share.

“Our businesses generally performed as expected and we delivered record second quarter adjusted net income per diluted share of $0.63, an increase of nearly 15 percent over the same period in 2012,” said Tony Allott, President and CEO.  “Our metal container business benefited from continued volume growth, which more than offset ongoing economic challenges in Europe.  Our plastic container business benefited from the inclusion of the plastic food container operations, continued improvements in operating performance and a more favorable product

(more)

SILGAN HOLDINGS
July 24, 2013

mix, which were partially offset by expected volume declines as we continue to rebalance the portfolio of the business.  Our closure business performed well in the face of volume declines in single-serve beverages in the U.S. as a result of much cooler weather conditions this spring versus unseasonably warm weather in the second quarter of 2012.  Internationally, both the metal container and closure businesses were challenged by economic uncertainty caused by the ongoing political instability in the Middle East and Venezuela,” continued Mr. Allott.  “Primarily as a result of the challenges in Venezuela, we are revising our full year 2013 earnings estimate of adjusted net income per diluted share to a range of $3.00 to $3.15,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.63 for the second quarter of 2013 as compared to $0.55 for the second quarter of 2012, after adjustments decreasing net income per diluted share by $0.30 for the second quarter of 2013 and adjustments increasing net income per diluted share by $0.40 for the second quarter of 2012.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the second quarter of 2013 were $880.0 million, an increase of $58.4 million, or 7.1 percent, as compared to $821.6 million in 2012.  This increase was the result of an increase in net sales in the metal container and plastic container businesses, partially offset by a slight decrease in net sales in the closure business.

Income from operations for the second quarter of 2013 was $74.9 million, an increase of $6.3 million, or 9.2 percent, as compared to $68.6 million for the second quarter of 2012, and operating margin increased to 8.5 percent from 8.3 percent for the same periods.  The increase in income from operations was attributable to higher income from operations in the metal container and plastic container businesses, partially offset by a slight decline in income from operations in the closure business.  Income from operations included rationalization charges of $0.9 million in the second quarter of 2013 and rationalization charges of $0.2 million, plant start-up costs of $1.9 million and costs attributable to announced acquisitions of $0.7 million in the second quarter of 2012.

(more)

SILGAN HOLDINGS
July 24, 2013

Interest and other debt expense before loss on early extinguishment of debt for the second quarter of 2013 was $15.4 million, a decrease of $0.6 million as compared to the second quarter of 2012.  The second quarter of 2012 included a loss on early extinguishment of debt of $38.7 million as a result of the Company’s redemption of all $250 million of its 7¼% Senior Notes due 2016.

The income tax provision for the second quarter of 2013 included a favorable tax adjustment of $19.8 million primarily as a result of the completion of the Internal Revenue Service audit for periods through 2007.  The effective tax rate excluding the tax audit adjustment in 2013 was 33.2 percent and 23.9 percent for the second quarter of 2013 and 2012, respectively.  The effective tax rate for the second quarter of 2012 included a cumulative adjustment of reductions in the enacted tax rates in certain foreign countries.

Metal Containers

Net sales of the metal container business were $531.2 million for the second quarter of 2013, an increase of $51.5 million, or 10.7 percent, as compared to $479.7 million in 2012.  This increase was primarily the result of an increase in unit volumes, higher average selling prices as a result of the pass through of higher raw material costs and the impact of favorable foreign currency translation.  The increase in unit volumes was primarily the result of continued growth in the U.S., principally in the pet food and soup markets, sales from the new plants in Eastern Europe and the inclusion of sales from the operations in Turkey which were acquired in July 2012.

Income from operations of the metal container business in the second quarter of 2013 increased $5.6 million to $45.7 million as compared to $40.1 million in 2012, and operating margin increased to 8.6 percent from 8.4 percent over the same periods.  The increase in income from operations was primarily a result of an increase in unit volumes, partially offset by unabsorbed operating costs of the new plants in Eastern Europe and the Middle East.  Rationalization charges were $0.3 million in the second quarter of 2013.  Plant start-up costs were $1.9 million in the second quarter of 2012.

(more)

SILGAN HOLDINGS
July 24, 2013

Closures

Net sales of the closures business were $181.4 million in the second quarter of 2013, a decrease of $1.7 million, or 0.9 percent, as compared to $183.1 million in 2012.  This decrease was primarily the result of lower unit volumes in the U.S., primarily for single-serve beverages in the current year period as compared to the prior year period which benefited from unseasonably warm weather, and in Venezuela, partially offset by the impact of favorable foreign currency translation.

Income from operations of the closures business for the second quarter of 2013 decreased $1.2 million to $21.7 million as compared to $22.9 million in 2012, and operating margin decreased to 12.0 percent from 12.5 percent over the same periods.  The decrease in income from operations was primarily due to $2.3 million lower operating income in Venezuela due to delays in sourcing steel in the current year quarter as a result of political instability and currency restrictions as well as a decline in U.S. unit volumes, partially offset by improved manufacturing efficiencies.  Rationalization charges were $0.2 million in the second quarter of 2013.

Plastic Containers

Net sales of the plastic container business were $167.4 million in the second quarter of 2013, an increase of $8.6 million, or 5.4 percent, as compared to $158.8 million in 2012.  This increase was primarily due to the inclusion of net sales from the plastic food container operations acquired in August 2012 and a more favorable mix of products sold, partially offset by lower volumes in the legacy operations due in part to accelerated sales in the prior year period in advance of certain customer shutdowns in the third quarter of 2012 as well as ongoing efforts to rebalance the portfolio of the business.

Income from operations of the plastic container business for the second quarter of 2013 was $11.5 million, an increase of $2.4 million as compared to $9.1 million in 2012, and operating margin increased to 6.9 percent from 5.7 percent over the same periods.  The increase in income from operations was primarily attributable to the inclusion of the plastic food container operations, favorable operating performance and a more favorable mix of products sold, partially offset by lower volumes in the legacy operations and the unfavorable impact from the lagged

(more)

SILGAN HOLDINGS
July 24, 2013

pass through of increases in resin costs in the current year quarter.  Rationalization charges were $0.4 million and $0.2 million in the second quarter of 2013 and 2012, respectively.

Six Months

Net income for the first six months of 2013 was $85.0 million, or $1.30 per diluted share, as compared to net income for the first six months of 2012 of $43.3 million, or $0.62 per diluted share.  Adjusted net income per diluted share for the first six months of 2013 was $1.09 versus $1.06 in the prior year period, after adjustments decreasing net income per diluted share by $0.21 for the first six months of 2013 and adjustments increasing net income per diluted share by $0.44 for the first six months of 2012.

Net sales for the first six months of 2013 increased $85.8 million, or 5.4 percent, to $1.68 billion as compared to $1.59 billion for the first six months of 2012.  This increase was primarily due to the inclusion of net sales from the plastic food container operations, higher unit volumes in the metal container business, higher average selling prices in the metal container and closure businesses due to the pass through of higher raw material costs, a favorable mix of products sold in the plastic container business and the favorable impact from foreign currency translation.  These increases were partially offset by the impact of lower volumes in the closure business including Venezuela and in the legacy plastic container operations.

Income from operations for the first six months of 2013 was $133.0 million, a decrease of $1.4 million, or 1.0 percent, from the same period in 2012.  This decrease was primarily a result of the $3.0 million charge for the remeasurement of net assets and $5.2 million operational impact from the political climate and currency restrictions in Venezuela, lower volumes in the closure business and legacy plastic container operations, the unfavorable comparison of a reduced inventory build as compared to the prior year period in the metal container business, the unfavorable impact from the lagged pass through of increases in resin costs, continued economic weakness in Europe and unabsorbed operating costs of the new plants in Eastern Europe and the Middle East.  These decreases were offset by an increase in unit volumes in the metal container business, the inclusion of the plastic food container operations, improved manufacturing efficiencies, a favorable mix of products sold in the plastic container business and lower rationalization charges and plant start-up costs.  Rationalization charges were $2.3 million in the

(more)

SILGAN HOLDINGS
July 24, 2013

first six months of 2013 as compared to $3.7 million in the first six months of 2012.  Plant start-up costs were $0.8 million in the first six months of 2013 as compared to $2.9 million in the first six months of 2012.

Interest and other debt expense before loss on early extinguishment of debt for the first six months of 2013 was $30.7 million, a decrease of $0.9 million as compared to the first six months of 2012.  This decrease was primarily due to lower average interest rates, partially offset by higher average debt balances.  Loss on early extinguishment of debt of $2.1 million for the first six months of 2013 was a result of the prepayment of $300.9 million of term debt under the senior secured credit facility.  Loss on early extinguishment of debt of $38.7 million in the first six months of 2012 was a result of the redemption of the Company’s 7¼% Senior Notes due 2016.

The effective tax rate for the first six months of 2013 was 35.0 percent, excluding the $19.8 million adjustment primarily related to the completion of tax audits, as compared to 32.4 percent for the first six months of 2012.  The effective tax rate for the first six months of 2013 was unfavorably impacted by the cumulative adjustment of increases in enacted tax rates in certain foreign countries and the nondeductible portion of the charge for the remeasurement of net assets in the Venezuela operations. The effective tax rate for the first six months of 2012 was favorably impacted by the cumulative adjustment of reductions in enacted tax rates in certain foreign countries.

Outlook for 2013

The Company revised its estimate of adjusted net income per diluted share for the full year of 2013 to a range of $3.00 to $3.15, which excludes the tax audit adjustment recognized in the second quarter of 2013, rationalization charges, new plant start-up costs, the loss on early extinguishment of debt and the impact from the remeasurement of net assets in Venezuela.  This revision is principally due to the operational impact of the political uncertainty and currency restrictions in Venezuela and compares to record adjusted net income per diluted share of $2.70 in the prior year.  This estimate represents an increase of between 11 percent to 17 percent as compared to 2012 record results.

(more)

SILGAN HOLDINGS
July 24, 2013

The Company is providing an estimate of adjusted net income per diluted share for the third quarter of 2013, which excludes rationalization charges, in the range of $1.25 to $1.35.  This estimate compares to adjusted net income per diluted share of $1.17 in the third quarter of 2012. The estimate of adjusted net income per diluted share for the third quarter of 2013 assumes a normal, but slightly delayed, fruit and vegetable pack, however, given the uncertainties around the timing of the fruit and vegetable pack, the results of the back half of the year could shift between the third and fourth quarters.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the second quarter of 2013 at 11:00 a.m. eastern time on July 24, 2013.  The toll free number for those in the U.S. and Canada is (888) 339-3504, and the number for international callers is (719) 325-2322.  For those unable to listen to the live call, a taped rebroadcast will be available until August 7, 2013.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 9226358.

* * *

Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.6 billion in 2012.  Silgan operates 81 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2012 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations

(more)

SILGAN HOLDINGS
July 24, 2013

or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

* * *

(more)

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions, except per share amounts)

	Second Quarter		Six Months
	2013	2012	2013	2012

Net sales	$880.0	$821.6	$1,675.8	$1,590.0

Cost of goods sold	751.8	706.3	1,436.4	1,360.6

Gross profit	128.2	115.3	239.4	229.4

Selling, general and administrative expenses	52.4	46.5	104.1	91.3

Rationalization charges	0.9	0.2	2.3	3.7

Income from operations	74.9	68.6	133.0	134.4

Interest and other debt expense before loss on
early extinguishment of debt	15.4	16.0	30.7	31.6

Loss on early extinguishment of debt	-	38.7	2.1	38.7

Interest and other debt expense	15.4	54.7	32.8	70.3

Income before income taxes	59.5	13.9	100.2	64.1

Provision for income taxes	-	3.3	15.2	20.8

Net income	$59.5	$10.6	$85.0	$43.3

Earnings per share:
Basic net income per share	$0.93	$0.15	$1.31	$0.62
Diluted net income per share	$0.93	$0.15	$1.30	$0.62

Cash dividends per common share	$0.14	$0.12	$0.28	$0.24

Weighted average shares (000’s):
Basic	63,710	69,719	65,068	69,834
Diluted	64,091	70,000	65,442	70,137

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and six months ended June 30,
(Dollars in millions)

	Second Quarter		Six Months
	2013	2012	2013	2012
Net sales:
Metal containers	$531.2	$479.7	$994.9	$924.6
Closures	181.4	183.1	342.6	346.1
Plastic containers	167.4	158.8	338.3	319.3
Consolidated	$880.0	$821.6	$1,675.8	$1,590.0

Income from operations:
Metal containers (a)	$45.7	$40.1	$85.3	$82.2
Closures (b)	21.7	22.9	32.3	40.9
Plastic containers (c)	11.5	9.1	21.9	18.0
Corporate (d)	(4.0)	(3.5)	(6.5)	(6.7)
Consolidated	$74.9	$68.6	$133.0	$134.4

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	June 30,	June 30,	Dec. 31,
	2013	2012	2012
Assets:
Cash and cash equivalents	$113.2	$368.9	$465.6
Trade accounts receivable, net	448.6	408.6	326.7
Inventories	721.0	741.4	515.9
Other current assets	63.6	53.5	70.3
Property, plant and equipment, net	1,051.7	1,036.8	1,098.8
Other assets, net	811.0	611.8	816.2
Total assets	$3,209.1	$3,221.0	$3,293.5

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$393.7	$386.4	$447.2
Current and long-term debt	1,878.2	1,781.5	1,671.3
Other liabilities	389.3	393.6	421.4
Stockholders’ equity	547.9	659.5	753.6
Total liabilities and stockholders’ equity	$3,209.1	$3,221.0	$3,293.5

(a)
Includes plant start-up costs of $1.9 million for the three months ended June 30, 2012 and $0.8 million and $2.9 million for the six months ended June 30, 2013 and 2012, respectively.   Includes rationalization charges of $0.3 million and $1.4 million for the three and six months ended June 30, 2013, respectively.

(b)
Includes a charge for the remeasurement of net assets in Venezuela of $3.0 million for the six months ended June 30, 2013 and rationalization charges of $0.2 million for each of the three and six months ended June 30, 2013 and $2.1 million for the six months ended June 30, 2012.

(c)
Includes rationalization charges of $0.4 million and $0.2 million for the three months ended June 30, 2013 and 2012, respectively, and $0.7 million and $1.6 million for the six months ended June 30, 2013 and 2012, respectively.

(d)	Includes costs attributable to announced acquisitions of $0.2 million for the six months ended June 30, 2013 and $0.7 million for each of the three and six months ended June 30, 2012.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the six months ended June 30,
(Dollars in millions)

	2013	2012

Cash flows provided by (used in) operating activities:
Net income	$85.0	$43.3
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	85.6	83.4
Rationalization charges	2.3	3.7
Loss on early extinguishment of debt	2.1	38.7
Other changes that provided (used) cash, net of
effects from acquisitions:
Trade accounts receivable, net	(124.8)	(77.0)
Inventories	(207.0)	(193.7)
Trade accounts payable and other changes, net	(2.4)	(17.6)
Contributions to domestic pension benefit plans	-	(76.0)
Net cash used in operating activities	(159.2)	(195.2)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(6.0)	(51.0)
Capital expenditures	(53.0)	(59.4)
Proceeds from asset sales	6.4	0.3
Net cash used in investing activities	(52.6)	(110.1)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(18.1)	(16.9)
Changes in outstanding checks – principally vendors	(73.5)	(66.6)
Shares repurchased under authorized repurchase program	(265.3)	(22.1)
Net borrowings and other financing activities	216.3	382.7
Net cash (used in) provided by financing activities	(140.6)	277.1

Cash and cash equivalents:
Net decrease	(352.4)	(28.2)
Balance at beginning of year	465.6	397.1
Balance at end of period	$113.2	$368.9

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and six months ended June 30,

Table A

	Second Quarter		Six Months
	2013	2012	2013	2012

Net income per diluted share as reported	$0.93	$0.15	$1.30	$0.62

Adjustments:
Tax audit adjustment	(0.31)	-	(0.30)	-
Rationalization charges	0.01	-	0.02	0.03
New plant start-up costs	-	0.02	0.01	0.03
Costs attributable to announced acquisitions	-	0.01	-	0.01
Loss on early extinguishment of debt	-	0.37	0.02	0.37
Venezuela remeasurement	-	-	0.04	-
Adjusted net income per diluted share	$0.63	$0.55	$1.09	$1.06

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter and year ended,

        Table B

	Third Quarter			Year Ended
	September 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2013	2013	2012	2013	2013	2012
Net income per diluted share as estimated
for 2013 and as reported for 2012	$1.24	$1.34	$1.13	$3.20	$3.35	$2.17

Adjustments:
Tax audit adjustment	-	-	-	(0.31)	(0.31)	-
Rationalization charges	0.01	0.01	0.02	0.04	0.04	0.08
New plant start-up costs	-	-	0.01	0.01	0.01	0.06
Costs attributable to announced acquisitions(2)	-	-	0.01	-	-	0.02
Loss on early extinguishment of debt	-	-	-	0.02	0.02	0.37
Venezuela remeasurement	-	-	-	0.04	0.04	-
Adjusted net income per diluted share as estimated for 2013 and presented for 2012	$1.25	$1.35	$1.17	$3.00	$3.15	$2.70

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, new plant start-up costs, costs attributable to announced acquisitions, the loss on early extinguishment of debt, tax adjustments for prior periods related to the completion of Internal Revenue Service audits and the impact from the remeasurement of net assets in Venezuela from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.